EXHIBIT 10.2

RADIAN GROUP INC.

PERFORMANCE SHARE PLAN

1.	Purpose. The purpose of the Radian Group Inc. Performance Share Plan (the “Plan”) is to enhance the long-term stockholder value of Radian Group Inc. (the “Company”) by reinforcing the incentives of the Company’s key employees to achieve the Company’s long-term performance goals; to link a significant portion of a participant’s compensation to the achievement by the Company of such performance goals and to the value of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”); and to attract and motivate key employees and to encourage their continued employment on a competitive basis. The purposes of the Plan are to be achieved by the grant of Performance Share Awards, as defined below.

2.	Eligibility and Participation. Key employees of the Company who, through their position or performance, can have a significant, positive impact on the Company’s financial results, shall be eligible to participate in the Plan. The Compensation and Human Resources Committee of the Company’s Board of Directors (the “Committee”) shall select the recipients of Performance Share Awards (the “Participants”). Newly-hired and newly-promoted employees may be selected as Participants subject to the provisions of Section 3(d)(ii), if applicable.

3.	Performance Share Awards.

(a)	Performance Share Award Defined. A “Performance Share Award” is a right to receive shares of Common Stock, or a payment of the value thereof in cash, contingent on the achievement of certain performance goals of the Company specified by the Committee. A Performance Share Award shall be subject to such conditions, restrictions and contingencies as the Committee shall determine.

(b)	Combined Award Under Stock Plan. Each Performance Share Award shall be deemed to be a combined award under the Plan and under the Company’s Equity Compensation Plan, as amended, or under any successor to such plan (the “Stock Plan”). Any shares of Common Stock to be issued pursuant to a Performance Share Award shall be issued under and pursuant to the Stock Plan, and shall be subject to the terms and conditions of the Stock Plan and of any grant agreement issued thereunder.

(c)	Award Term. Performance Share Awards will be measured over such period of time as shall be established by the Committee (the “Award Term”). Unless the Committee determines otherwise, the Award Term shall be a period of three consecutive fiscal years of the Company. Award Terms may be of varying and overlapping durations. Performance Share Awards shall be subject to forfeiture until the conclusion of the Award Term except as may otherwise be provided in Section 3(f) below.

(d)	Section 162(m) Conditions. Performance Share Awards may be designated as “performance-based compensation” as that term is used in Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

(i)	Performance Goals. The performance goal criteria (“Performance Goals”) that may be used by the Committee in granting Performance Share Awards shall include one or more of the following, as selected by the Committee:

•	growth in earnings per share;
•	growth in adjusted book value; and
•	return on equity.

The Performance Goals may be measured with respect to the Company alone on an absolute basis, on a relative or comparative basis with such peer companies or index as the Committee may select, or in such combination thereof as may be determined by the Committee. Performance Goals may be based on the performance of the Company as a whole, or on the performance of a specified business unit or subsidiary. Performance Goals may be established on a cumulative basis, in the alternative, or in the form of a matrix combining various Performance Goals and weighting them in any manner that the Committee may determine.

(ii)	Establishment of Performance Goals. Performance Share Awards designated as “performance-based compensation” for purposes of Section 162(m) of the Code shall be granted, and Performance Goals shall be established, by the Committee in writing not later than 90 days after the commencement of the period of service to which the Performance Goals relate, or by such other date as may be required under Section 162(m) of the Code, provided that the outcome is substantially uncertain at the time the Committee establishes the Performance Goals. Following the establishment of the Performance Goals, the Committee shall advise each Participant, through the issuance of a “Grant Letter” under the Stock Plan, as to the target award and specific Performance Goals applicable to his or her Performance Share Award, and the method or formula for determining the payouts correlating to a range of performance results over the Award Term.

(iii)	Section 162(m) Maximum Award Limit. With respect to a Performance Share Award that is designated as “performance-based compensation” for purposes of Section 162(m) of the Code, the maximum number of shares of Common Stock that may be issued under the award shall be set at the time the Committee grants the award and establishes Performance Goals under the award. Notwithstanding any other provision of this Plan, the maximum payout under any Performance Share Award may not exceed 250,000 shares of Common Stock, or its equivalent dollar value, as of the end of the Award Term, subject to adjustment as provided in Section 4 and under the Stock Plan.

(iv)	Certification by Committee. Before any payment in shares of Common Stock or cash is made under a Performance Share Award to any Participant who is a person referred to in Section 162(m) of the Code, the Committee must certify in writing that the Performance Goals and any other material terms established with respect to such Performance Share Award have been achieved. To the extent necessary with respect to any fiscal year or Award Term, in order to avoid any undue windfall or hardship due to external causes, the Committee may make the determination as to whether a specific Performance Goal has been achieved without regard to the effect of any change in accounting standards, any acquisition or disposition by the Company not planned for at the time the Performance Goals were established or any other extraordinary, unusual or non-recurring event or item that would otherwise impact the Company’s reported financial performance. With respect to any Participant who is a person referred to in Section 162(m) of the Code, the Committee shall have the discretion to decrease an award payout under a Performance Share Award for circumstances that the Committee deems warranted, but may not under any circumstances increase such amount.

(e)	Settlement of Awards. Upon the conclusion of the Award Term of a Performance Share Award, the Company’s determination of the amount of the payout, if any, to which the Participant is entitled, and the certification by the Committee, if applicable, as provided in Section 3(d)(iv) above, the Participant may direct the form of settlement of the Performance Share Award, by written notice to the Company, as follows. With respect to any Participant who is then in compliance with all of the Company’s stock ownership guidelines, resolutions and requirements applicable to such Participant (the “Ownership Guidelines”), such Participant may elect to receive payout of the Performance Share Award in shares of Common Stock issued under and pursuant to Section 9 of the Stock Plan, in cash based on the fair market value of the Common Stock on the last trading day prior to the settlement date, or in any combination of Common Stock and cash. With respect to any Participant not then in compliance with the Ownership Guidelines, the Performance Share Award shall be settled in shares of Common Stock, at a minimum, to the extent necessary to bring such Participant into compliance therewith. Notwithstanding the foregoing, the Committee shall have the right (i) to disapprove a Participant’s election to receive such settlement in whole or in part in cash, and to require that shares of Common Stock be delivered in lieu of cash, or (ii) to require that settlement be made in cash if the Company does not or may not in the future have sufficient shares authorized or reserved for issuance. If shares of Common Stock are to be issued upon settlement, cash shall be delivered in lieu of any fractional share.

(f)	Termination of Employment, Change of Control and Other Circumstances. Notwithstanding anything to the contrary in the Stock Plan:

(i)	Death or Disability. If a Participant’s employment with the Company terminates as a result of such Participant’s death or disability, any outstanding Performance Share Awards shall remain in force, and such Participant (or his or her estate, representatives, heirs or beneficiaries, as applicable, in the case of death) shall be entitled to any payout that thereafter becomes due under such outstanding Performance Share Awards, at the same time, and to the same extent, as though such Participant had remained employed by the Company through the conclusion of the Award Term. For purposes of the Plan, “disability” shall mean a physical or mental impairment of sufficient severity that the Participant is both eligible for and in receipt of benefits under the applicable long-term disability program maintained by the Company.

(ii)	Retirement. If a Plan Participant’s employment with the Company terminates by reason of such Participant’s retirement prior to the end of an Award Term, but after the conclusion of not less than 33% of the Award Term, of any outstanding Performance Share Award, then such Performance Share Award shall remain in force, and such Participant shall be entitled to any payout that thereafter becomes due under such Performance Share Award, at the same time, and to the same extent, as though such Participant had remained employed by the Company throughout the Award Term. For purposes of the Plan, “retirement” shall mean Participant’s retirement as defined under the applicable pension plan maintained by the Company.

(iii)	Other Termination. In the event that a Participant’s employment with the Company terminates other than by reason of death, disability or retirement as provided in Sections 3(f)(i) and (ii) above, then all outstanding Performance Share Awards in such Participant’s name as to which the Award Term has not yet expired shall be deemed forfeited, shall automatically be canceled and shall have no further force or effect.

(iv)	Change of Control. Notwithstanding the provisions of Sections 3(c) and (d), in the event of a “Change of Control” of the Company as defined in Section 11 of the Stock Plan, or any successor definition, prior to the end of an Award Term, but after the conclusion of not less than 33% of the Award Term, of any outstanding Performance Share Award, then the Performance Goals applicable to such Performance Share Award shall be deemed to have been satisfied as of the date of such Change in Control at

100% of the target level, and such Participant shall be entitled to the corresponding payment under such Performance Share Award as of such date.

(g)	Dividends and Voting. A Participant shall have no rights as a stockholder with respect to Performance Share Awards, including with respect to dividends and voting, unless and until shares of Common Stock are issued in settlement of the award.

(h)	Non-transferability. Neither Performance Share Awards, nor any interest therein, nor any shares of Common Stock or cash to be issued thereunder, may be anticipated, alienated, encumbered, sold, pledged, assigned, transferred or subjected to any charge or legal process, other than by will or the laws of descent and distribution, so long as the shares of Common Stock or cash have not been distributed in accordance with the Plan and the Stock Plan, and any such sale, pledge, assignment or other attempted transfer shall be null and void. A Participant may receive payment under a Performance Share Award only while an employee of the Company and only if continuously employed from the date the award was granted, except as may otherwise be provided in Section 3(f) above.

4.	Adjustment of Shares Subject to Awards. In the event of a corporate transaction involving the Company, the Common Stock or the Company’s corporate or capital structure, including but not limited to any recapitalization, reorganization, merger, consolidation, stock dividend, stock split, combination or exchange of shares, or any other change in capital structure made without receipt of consideration, the benefits or potential benefits of the Performance Share Awards shall be preserved by appropriate adjustment of such awards by the Committee pursuant to Section 3(b) of the Stock Plan, or any successor provision.

5.	Administration. The Plan shall be administered by the Committee. The Committee shall have the authority to administer the Plan; establish policies under the Plan; amend the Plan, subject to the provisions of Section 8; interpret provisions of the Plan; select Participants; establish Performance Goals; make Performance Share Awards; or terminate the Plan, in its sole discretion. The Committee may delegate administrative duties and all decisions not required to be exercised by it under Section 162(m) of the Code or Section 16 of the Exchange Act, as it solely determines, including to Company officers. All decisions of the Committee shall be final and binding upon all parties including the Company, its stockholders and Participants.

6.	Tax Withholding. The Company shall have the right to deduct from any settlement made under the Plan or to require the Participant to pay the amount of any federal, state or local taxes of any kind required by law to be withheld with respect to the grant, vesting, payment or settlement of an award under this Plan, or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. If Common Stock is withheld or surrendered to satisfy tax withholding, such stock shall be valued at its fair market value as of the date it is withheld or surrendered. The Company may also deduct from any award settlement any other amounts due the Company by the Participant.

7.	Governing Law. The Plan, agreements entered into under the Plan and Performance Share Awards shall be construed, administered and governed in all respects under and by the applicable laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation to the substantive law of another jurisdiction.

8.	Plan Amendment and Termination. The Committee may, in its sole discretion, amend, suspend or terminate the Plan at any time, with or without advance notice to Participants, provided that no amendment to the Plan shall be effective that would increase the maximum award that may be granted under Section 3(d)(iii) to a Participant who is a person referred to in Section 162(m) of the Code; that would change the Performance Goal criteria applicable to a Participant who is a person referred to in Section 162(m) of the Code for payment of awards as set forth in Section 3(d)(i); or that would modify the requirements as to eligibility for participation under Section 2, unless the stockholders of the Company shall have approved such change in accordance with the requirements of Section 162(m) of the Code. No amendment, modification or termination of the Plan may adversely affect in a material manner any right of any Participant with respect to any Performance Share Award theretofore granted without such participant’s written consent.

9.	General Provisions.

(a)	Certain Definitions. As used in this Plan, the term “Company” refers to Radian Group Inc. and its consolidated subsidiaries as a whole.

(b)	No Right to Awards or Continued Employment. Neither the establishment of the Plan nor the provision for or payment of any amounts hereunder nor any action of the Company, the Board of Directors of the Company or the Committee in respect of the Plan shall be held or construed to confer upon any person any legal right to receive, or any interest in, an award or any other benefit under the Plan, or any legal right to continued employment with the Company.

(c)	No Funding of Plan. The Company shall not be required to fund or otherwise segregate any Common Stock, cash or any other assets which may at any time be delivered to Participants under the Plan. The Plan shall constitute an “unfunded” plan of the Company. The Company shall not, by any provisions of the Plan, be deemed to be a trustee of any property, and any rights of any Participant or former Participant shall be no greater than those of a general unsecured creditor or shareholder of the Company, as the case may be.

(d)	Non-Exclusivity. The Plan does not limit the authority of the Company, the Board of Directors of the Company or the Committee to grant awards or authorize any other compensation to any person under any other plan or program, including, without limitation, the issuance of stock options or any other awards under the Stock Plan.

(e)	Severability. If any provision of the Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect and shall be applied as though the unenforceable provision were not contained in the Plan.

10.	Effective Date of the Plan and Amendments; Term. The Plan first became effective upon its adoption by the Board of Directors of the Company on February 8, 2005, for Award Terms commencing on January 1, 2005. Any amendment to the Plan shall be effective on the date established by the Committee, subject to stockholder approval, if required under the provisions of Section 8. The Plan shall expire on December 31, 2009, unless sooner terminated or extended pursuant to the provisions hereof; provided, however, that such expiration shall not affect the administration of any Performance Share Awards then outstanding.

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